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                                                                      EXHIBIT 5


                           TRANSWORLD HOME HEALTHCARE, INC.
                                  75 TERMINAL AVENUE
                               CLARK, NEW JERSEY 07066

                                                         As of December 12, 1996

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated November 13, 1996, as amended by a letter agreement, dated November 27, 1996, among Transworld Home Healthcare, Inc. ("Transworld"), IMH Acquisition Corp., and Health Management, Inc. (the "Merger Agreement") and to the Stock Purchase Agreement, dated as of November 13, 1996, as amended by a letter agreement, dated November 27, 1996, between Health Management, Inc. and Transworld Home Healthcare, Inc. (the "Stock Purchase Agreement").

         The parties hereto agree as follows:

         1. Section 7.3(i) of the Merger Agreement is hereby amended by changing the date "December 12, 1996" to December 19, 1996".

         2. Section 8.1(c) of the Merger Agreement is hereby amended by changing the date "December 16, 1996" to "December 23, 1996", with the parties acknowledging that, unless such date is further extended by agreement of the parties, the condition to Transworld's obligation to close the Stock Purchase Agreement and the Merger Agreement set forth in Section 7.3(i) of the Merger Agreement shall be deemed to have been waived by Transworld with respect to such agreements if Transworld has not given notice of termination of such agreements on or prior to December 23, 1996.

         Except to the extent amended hereby, the Merger Agreement and the Stock Purchase Agreement shall remain in full force and effect and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Merger Agreement or the Stock Purchase Agreement, including without limitation the other termination provisions thereof.

         If this letter correctly sets forth our understanding with respect to the foregoing matters, kindly execute and return the enclosed copy of this letter to evidence our binding agreement.

                                            Very truly yours,

TRANSWORLD HOME HEALTHCARE, INC.            IMH ACQUISITION CORP.


By /s/ Vincent J. Caruso                    By /s/ Vincent J. Caruso
   --------------------------------            --------------------------------
   Name:   Vincent J. Caruso                   Name:   Vincent J. Caruso
   Title:  Executive Vice President            Title:  Executive Vice President

AGREED TO:

HEALTH MANAGEMENT, INC.


By /s/ Wm. James Nicol
   -------------------------------
   Name:   Wm. James Nicol
   Title:  Chief Executive Officer